Bech·Bruun

Copenhagen · January 2023

Our ref. 064945-0026
Doc.no. 33541924.1

EJERBOG / SHARE REGISTER

Joe & The Juice Holding A/S
CVR-nr. / *Business reg. no.* 35 52 79 90

Opdateret den 21. december 2023 / *Updated 21 December 2023*

C1	[-] [-]	[-] December 2023	[-]	[-] aktier tegnet i forbindelse med kapitalforhøjelsen vedtaget på selskabets ekstraordinære generalforsamling den 6. december / [-] shares subscribed for in connection with an extrarordinary general meeting held in the company on 6 December 2023. * Note regarding pledge in favour of General Atlantic JTJ B.V.
C2	[-] [-]			[-] aktier tegnet i forbindelse med kapitalforhøjelsen vedtaget på selskabets ekstraordinære generalforsamling den 6. december / [-] shares subscribed for in connection with an extrarordinary general meeting held in the company on 6 December 2023. * Note regarding pledge in favour of General Atlantic JTJ B.V.
C3	[-] [-]			[-] aktier tegnet i forbindelse med kapitalforhøjelsen vedtaget på selskabets ekstraordinære generalforsamling den 6. december / [-] shares subscribed for in connection with an extrarordinary general meeting held in the company on 6 December 2023. * Note regarding pledge in favour of General Atlantic JTJ B.V.